Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2017, relating to the consolidated financial statements of Cross Country Healthcare, Inc., as of December 31, 2016 and 2015 and for the years then ended, and the effectiveness of Cross Country Healthcare Inc.’s internal control over financial reporting as of December 31, 2016, appearing in the Annual Report on Form 10-K of Cross Country Healthcare, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida
June 7, 2017